Buffets, Inc. Announces Results for the First Quarter of Fiscal 2004 and
Provides Same Store Sales Guidance for the Second Quarter

        EAGAN, Minn. — (BUSINESS WIRE)—October 29, 2003 — Buffets, Inc. today reported results for its first quarter ended September 24, 2003.

        Buffets reported sales for the 12-week first quarter ended September 24, 2003, of $219.6 million, versus sales for the prior year quarter of $235.5 million. Average weekly sales for the first quarter of fiscal 2004 of $50,002 were slightly higher than the comparable prior year period’s average weekly sales of $49,989. During the past four quarters, Buffets has closed 18 units, sold 13 Original Roadhouse Grill units and opened 5 units. Same-store sales for the first quarter of fiscal 2004 declined by 2.1% compared to the comparable prior year period, reflecting a 3.8% decline in guest traffic partially offset by a 1.7% increase in average check.

        Net income for the first quarter of 2004 was $4.2 million, compared with $4.9 million for the first quarter of fiscal 2003. Net income for the first quarter ended September 24, 2003 included a pretax gain of approximately $0.3 million for an adjustment in the Company’s minority interest liability. The adjustment in the minority interest liability was made in conjunction with the Company’s acquisition of the remaining 20% interest in Tahoe Joe’s Inc. from the minority holder for $370,000 in August 2003.

        Buffets also announced that it expects same store sales for the second quarter of its 2004 fiscal year (the 12-week period ending December 17, 2003) to increase by approximately 1% to 3%.

        Buffets will be conducting a conference call to discuss operating results for the first quarter ended September 24, 2003, on Wednesday, October 29, 2003 at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 3216415. Kerry Kramp, the Chief Executive Officer of Buffets, is the conference call leader. In consideration of your fellow participants, Buffets requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, November 7, 2003 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 3216415. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        Buffets currently operates 366 restaurants in 35 states comprised of 358 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 21 buffet restaurants in eight states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts, including, specifically, second quarter 2004 same store sales guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

Contacts: R. Michael Andrews, Jr. or	Don Van der Wiel
Chief Financial Officer	Vice President, Controller
Buffets, Inc.	Buffets, Inc.
(651) 365-2626	(651) 365-2789

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 2,	September 24,
	2003	2003
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,747	$18,751
Receivables	6,586	6,743
Inventories	18,462	18,759
Prepaid expenses and other current assets	8,039	5,243
Assets held for sale	1,390	--
Deferred income taxes	15,216	15,358

Total current assets	65,440	64,854
PROPERTY AND EQUIPMENT, net	154,140	151,756
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	2,932	3,588
OTHER ASSETS, net	18,311	18,000

Total assets	$552,986	$550,361

LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,777	$41,862
Accrued liabilities	77,407	71,025
Income taxes payable	4,787	8,095
Current maturities of long-term debt	1,735	1,721

Total current liabilities	127,706	122,703
LONG-TERM DEBT, net of current maturities	392,023	390,845
DEFERRED LEASE OBLIGATIONS	19,713	20,031
OTHER LONG-TERM LIABILITIES	7,889	7,062

Total liabilities	547,331	540,641
SHAREHOLDER'S EQUITY:
Common stock; $.01 par value, 100 shares authorized; 100
shares issued and outstanding	--	--
Retained earnings	5,655	9,720

Total shareholder's equity	5,655	9,720

Total liabilities and shareholder's equity	$552,986	$550,361

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Twelve Weeks Ended
	September 25,	September 24,
	2002	2003
	(in thousands)
RESTAURANT SALES	$235,498	$219,608
RESTAURANT COSTS:
Food	72,726	71,260
Labor	73,748	68,402
Direct and occupancy	53,979	51,030

Total restaurant costs	200,453	190,692
ADVERTISING EXPENSES	7,099	5,622
GENERAL AND ADMINISTRATIVE EXPENSES	10,758	9,075

OPERATING INCOME	17,188	14,219
INTEREST EXPENSE	9,876	8,534
INTEREST INCOME	(103)	(92)
OTHER INCOME	(202)	(598)

INCOME BEFORE INCOME TAXES	7,617	6,375
INCOME TAX EXPENSE	2,725	2,219

Net income	$4,892	$4,156

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Weeks Ended
	September 25,	September 24,
	2002	2003
	(In thousands)
OPERATING ACTIVITIES:
Net income	$4,892	$4,156
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	9,268	7,606
Amortization of debt issuance cost	437	307
Deferred income taxes	825	(798)
Accretion of original issue discount	170	183
Loss (gain) on disposal of assets	31	(327)
Changes in assets and liabilities:
Receivables	649	93
Inventories	(374)	(372)
Prepaid expenses and other current assets	4,086	2,796
Accounts payable	(1,359)	(1,915)
Accrued and other liabilities	5,820	(6,521)
Income taxes payable	1,340	3,308

Net cash provided by operating activities	25,785	8,516

INVESTING ACTIVITIES:
Purchase of fixed assets	(5,323)	(3,709)
Acquisition of 20% minority interest in Tahoe Joe’s Inc.	--	(370)
Proceeds from sale of other assets	--	1,490
Purchase of other assets	(229)	(1,457)

Net cash used in investing activities	(5,552)	(4,046)

FINANCING ACTIVITIES:
Repayment of debt	--	(1,375)
Capital distribution	--	(91)
Debt issuance costs	(2,543)	--

Net cash used in financing activities	(2,543)	(1,466)

NET CHANGE IN CASH AND CASH EQUIVALENTS	17,690	3,004
CASH AND CASH EQUIVALENTS, beginning of period	8,304	15,747

CASH AND CASH EQUIVALENTS, end of period	$25,994	$18,751

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
Interest (net of capitalized interest of $88 and $39)	$--	$12,938

Income taxes	$655	$(293)